Exhibit (a)(10) under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED MUNICIPAL SECURITIES INCOME TRUST

Amendment No. 27

DECLARATION OF TRUST

As dated August 6, 1990

This Declaration of Trust is amended as follows:

Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

"Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

Federated Michigan Intermediate Municipal Trust

Class A Shares

Federated Municipal High Yield Advantage Fund

Class A Shares

Class B Shares

Class C Shares

Class F Shares

Institutional Shares

Federated New York Municipal Income Fund

Class A Shares

Class B Shares

Federated Ohio Municipal Income Fund

Class A Shares

Class F Shares

Federated Pennsylvania Municipal Income Fund

Class A Shares

Class B Shares”

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 17th day of May, 2013, to become effective on the 11th day of June, 2013.

WITNESS the due execution hereof this 17th day of May, 2013.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ John F. Cunningham	/s/ Charles F. Mansfield, Jr.
John F. Cunningham	Charles F. Mansfield, Jr.

/s/ J. Christopher Donahue	/s/ Thomas M. O’Neill
J. Christopher Donahue	Thomas M. O’Neill

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh